Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2012 Long-Term Incentive Plan of our report dated March 16, 2012, with respect to the financial statements of JBI, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ MSCM LLP
MSCM LLP

Toronto, Canada
October 17, 2012